Exhibit 99.1

STRATA Skin Sciences Expands into $300 Million Market with Exclusive Distribution Agreement in Mexico

HORSHAM, Pa., Jan. 09, 2023 (GLOBE NEWSWIRE) -- STRATA Skin Sciences, Inc. (NASDAQ: SSKN), a medical technology company dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions, today announced an exclusive agreement with MINO Labs, a private company that represents international pharmaceutical companies to commercialize innovative products in Mexico, for the distribution of TheraClear®X, VTRAC® and XTRAC® in Mexico for three years.

“We are excited to have entered into an exclusive sales agreement with MINO Labs,” stated Bob Moccia, Chief Executive Officer of STRATA Skin Sciences. “With the addition of Mexico, STRATA has the potential to access a nearly $300 million market for acne, psoriasis, and vitiligo. MINO’s 20 years of experience in the pharmaceutical industry and deep expertise in the Central and Latin American region, will allow STRATA to provide those in Mexico who suffer from skin conditions another treatment option. In particular, there is a high need for acne treatments as 80%1 of the Mexican population is affected by low to severe acne. We look forward to continuing to broaden the reach of our treatment devices and help those who suffer from various skin conditions.”

“We are excited for our partnership with STRATA to bring their innovative dermatologic products to Mexico,” stated Manuel Cosme Odabachian, Chief Executive Officer of MINO Labs. “Our company’s vision is to provide innovative healthcare solutions that assist companies to grow their commercial territories, acquisition of products, as well as services using our infrastructure and expertise. We are thrilled to begin offering STRATA’s devices through our well-established sales channels and relationship and ultimately bring relief to those suffering from dermatologic conditions.”

About MINO Labs
MINO Labs S.A. DE C.V. (MINO) is a private company with a robust infrastructure, which currently markets products in Mexico via well-established strong point of sale relationships. The Company’s commercial partners for the products it currently markets are: Stratpharma (SUI), Roha Arzneimittel (ALE), DivaCup (CAN), Neomedis (FRA), however, MINO also has a portfolio of OTC, Rx, Biological products as well. MINO has more than 20 years of experience in the pharmaceutical market, mainly in Mexico, with extensive experience in Central and Latin America without limitation to the rest of the world such as the United States, Canada, Europe and Asia. The Company has experience in: regulatory, foreign trade, business development, marketing & sales, operations, and warehouse and logistics.

About STRATA Skin Sciences, Inc.
STRATA Skin Sciences is a medical technology company dedicated to developing, commercializing and marketing innovative products for the in-office treatment of various dermatologic conditions such as psoriasis, vitiligo, and acne. Its products include the XTRAC® and Pharos® excimer lasers, VTRAC® lamp systems, and now the TheraClear®X Acne Therapy System.

STRATA is proud to offer these exciting technologies in the U.S. through its unique Partnership Program. STRATA’s popular partnership approach includes a fee per treatment cost structure versus an equipment purchase, installation and use of the device, on-site training for practice personnel, service and maintenance of the equipment, dedicated account and customer service associates, and co-op advertising support to help raise awareness and promote the program within the practice.

Safe Harbor
This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company’s plans, objectives, expectations and intentions and may contain words such as “will,” “may,” “seeks,” and “expects,” that suggest future events or trends. These statements, the Company’s ability to launch and sell an acne treatment device and to integrate that device into its product offerings, the Company’s ability to develop, launch and sell products recently acquired or to be developed in the future, the Company’s ability to develop social media marketing campaigns, direct to dermatologist marketing campaigns, and the Company’s ability to build a leading franchise in dermatology and aesthetics, are based on the Company’s current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company’s expectations due to financial, economic, business, competitive, market, regulatory, adverse market conditions or supply chain interruptions resulting from the coronavirus and political factors or conditions affecting the Company and the medical device industry in general, future responses to and effects of COVID-19 pandemic and its variants including the distribution and effectiveness of the COVID-19 vaccines, as well as more specific risks and uncertainties set forth in the Company’s SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all these forward-looking statements may prove to be incorrect or unreliable. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release. The Company urges investors to carefully review its SEC disclosures available at www.sec.gov and www.strataskinsciences.com.

Investor Contact:
Rich Cockrell
CG Capital
Phone: +1 (404) 736-3838
sskn@cg.capital

Reference
1EL FINANCIERO (2022, October 6). Acne affects 80% of Mexicans; use of face masks increased suffering.